Exhibit 99.1
— For Immediate Release —
Company Contacts:
Bob Durstenfeld
408-952-8402
bdurstenfeld@raesystems.com
RAE Systems Names a Global Technology
Executive to its Board of Directors
SAN JOSE, Calif. — April 1, 2009 — RAE Systems Inc. (NYSE Amex: RAE), a leading global developer and manufacturer of rapidly deployable, multi-sensor chemical and radiation detection monitors and networks for industrial applications and homeland security, names Dr. Keh-Shew Lu, 62, to the RAE Systems Board of Directors. He will fill the board seat formerly held by Neil W. Flanzraich who resigned from the board effective March 26, 2009.
“A leader in global business, Dr. Lu brings significant product development, manufacturing and marketing expertise to our board,” said Robert Chen, president and CEO of RAE Systems. “We believe his diversified business experience will add significant value to our board of directors as our company pursues its goal to be a market leader in wireless sensor technology. I also wish to thank Neil for his dedicated service on our board of directors for the last several years. He has contributed to our board significantly as RAE Systems has grown from a small private company to an international enterprise with 2008 revenue of over $95 million.”
Dr. Lu was appointed the President and Chief Executive Officer of Diodes Incorporated in June 2005, after serving on its Board of Directors since 2001. From 1998 to 2001, Dr. Lu served as a Senior Vice President of Texas Instruments and its General Manager of Worldwide Mixed-Signal and Logic Products. His responsibilities included all aspects of the analog, mixed-signal and logic products for TI worldwide business, including design, process and product development, manufacturing and marketing. Dr. Lu holds a Bachelor’s degree in engineering from the National Cheng Kung University in Taiwan, and a Master’s degree and a Doctorate in electrical engineering from Texas Tech University.

About RAE Systems
RAE Systems is a leading global provider of rapidly deployable sensor networks that enable customers to identify safety and security threats in real time. Products include disposable gas detection tubes, single gas personal monitors, multi-sensor chemical detection monitors, photoionization (PID) monitors for volatile organic compounds (VOCs), wireless gas detection systems, and radiation monitoring networks for energy production and refining, industrial and environmental safety, and public and government first responder security sectors. RAE Systems’ products are used in over 95 countries by many of the world’s leading corporations and by many U.S. government agencies. For more information about RAE Systems, please visit www.RAESystems.com.